CALTON, INC.
                                   FORM S-8

                                   EXHIBIT 5
                            OPINION AND CONSENT OF
                          GIORDANO, HALLERAN & CIESLA
                              DATED JUNE 7, 1996

                                                          June 7, 1996




Calton, Inc.
500 Craig Road
Manalapan, New Jersey 07726-8790

Re:  Registration Statement on Form S-8
     relating to the Calton, Inc. 1996 Equity Incentive Plan

Gentlemen:

We refer to the Registration Statement on Form S-8 under the Securities
Act of 1933, as amended (the "Registration Statement"), filed on this date by Calton, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), to which this opinion letter is attached as an exhibit, for the registration of 2,000,000 shares of the Company's common stock, $.01 par value per share ("Common Stock"), which have been reserved for issuance under the Calton, Inc. 1996 Equity Incentive Plan (the "Equity Incentive Plan") and which may be issued by the Company upon the exercise of options granted under the Equity Incentive Plan or issued to non-employee directors of the Company in lieu of cash director fees.

     We have examined the original or a photostatic or certified copy of such documents, records and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified or photostatic copy, and the authenticity of the original of each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any shares of the Company's Common Stock registered by this Registration Statement, when issued pursuant to the exercise of an option granted under the Equity Incentive Plan or when issued to non-employee directors of the Company in lieu of cash director fees, will have been duly executed on behalf of the Company and will have been countersigned by the Company's transfer agent and registered by the Company's registrar prior to its issuance.

     On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance and that upon the issuance of such shares in accordance with the provisions of the Equity Incentive Plan, the shares of Common Stock will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.

                                   Very truly yours,

                                   /s/GIORDANO, HALLERAN & CIESLA
                                   A Professional Corporation

                                   GIORDANO, HALLERAN & CIESLA
                                   A Professional Corporation